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Exhibit 3.12

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF FORMATION
OF
CROSSTEX ENERGY GP, LLC

        The undersigned, desiring to amend the Certificate of Formation of Crosstex Energy GP, LLC (the "Company") pursuant to the provisions of Section 18-202 of the Delaware Limited Liability Company Act, does hereby certify as follows:

        FIRST:    The name of the Company is Crosstex Energy GP, LLC.

        SECOND:    Article 1 of the Certificate of Formation shall be amended as follows:

  1.
  The name of the limited liability company is EnLink Midstream GP, LLC.

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to the Certificate of Formation as of this 7th day of March, 2014.

By:	/s/ MICHAEL J. GARBERDING
	Name:	Michael J. Garberding
	Title:	Authorized Person

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  Exhibit 3.12
CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF FORMATION OF CROSSTEX ENERGY GP, LLC